Exhibit 99.3

To All Optimer Employees,

I’ve asked that Hank share this brief note with all of you today, as I’m sure you have already heard that this afternoon we jointly announced that Cubist has agreed to acquire Optimer. It’s an exciting time for both of our companies, and on behalf of my colleagues, I want to extend my warmest greetings to each of you. We believe this transaction represents a tremendous strategic fit, particularly given our work together over the last two years to co-promote DIFICID®. We are looking forward to the opportunity to continue to work with you both in the near term with the extension of the co-promote relationship and post the closing of the transaction so that we can maximize the potential of DIFICID.

We have great respect for the Optimer team and your commitment to helping to fight the rising incidence of CDAD. We look forward to working with you to ensure patients and hospitals benefit from the value DIFICID offers.

I am sure you have some questions for us at Cubist. Members of our senior team expect to visit San Diego and Jersey City in the coming days. You should all be proud of the remarkable company you have built. We expect a smooth integration of Optimer with Cubist, and look forward to learning more from all of you along the way.

Best,

Michael Bonney
Cubist Chief Executive Officer